Exhibit 99

                                                                                                                  Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                  Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES REPORTS EARNINGS PER SHARE OF $0.71 FOR Q2’08 INCLUDING $0.15 CHARGE NET OF TAX FOR LICENSING CHARGE.

NEW YORK, October 16, 2007 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that fully diluted reported earnings per share equaled $0.71 in the second quarter of fiscal 2008, a decrease of 5% over last year’s second quarter’s fully diluted reported earnings per share of $0.75. Reported earnings per share were reduced by the effect of a $70 million licensing charge, equivalent to $0.15 per share net of tax, to Microbia, Inc. for the right to co-develop and co-market linaclotide, a compound being investigated for chronic constipation and constipation predominant irritable bowel syndrome.

Revenues for the quarter increased 8.5% to $918,960,000 from $846,975,000 in the year-ago period.
Revenues were comprised of net sales, which increased 8.2% to $842,337,000 from $778,676,000 in the prior year. Sales in the quarter included $559,063,000 for Lexapro® (escitalopram oxalate), our SSRI for the treatment of depression and anxiety in adults, an increase of 7% from the year-ago period. Namenda®, our NMDA receptor antagonist for the treatment of moderate and severe Alzheimer’s disease, recorded sales of $192,872,000 during the quarter, growth of 24% from last year. Product wholesalers collectively held less inventory of both Lexapro and Namenda at the end of the September quarter which negatively impacted combined sales of these products by approximately $18,000,000. Wholesaler inventory levels for both products are currently at approximately two weeks of sales. Also included in net revenues was other income of $76,623,000 which includes a 2.6% increase to $49,572,000 in earnings contribution from the Benicar®* (olmesartan medoxomil) co-promotion agreement. The remaining component of other income was principally interest income.

Net income in the current quarter decreased 7% to $225,244,000 from $241,111,000 reported in the second quarter of the prior year. Selling, general and administrative expenses increased 8% to $280,439,000. Research and development expenses increased 82% to $170,738,000 during the quarter which included the $70,000,000 licensing charge made in connection with the Microbia agreement.

Fully diluted shares outstanding at September 30, 2007 were 316,852,000 a reduction of 5.7 million shares compared to the year-ago period due mainly to the Company’s ongoing share repurchase program. During the just-completed quarter, the Company repurchased approximately 4.95 million shares leaving an additional 17.9 million shares available for repurchase under the existing program, which has no expiration date.

Six Month Results

Revenues for the six months ended September 30, 2007 increased 11.1% to $1,847,234,000 from $1,663,313,000 in the prior year.

Net income for the six months ended September 30, 2007 increased 12% to $493,406,000 from net income of $441,718,000 reported in the six months of the prior year. Reported diluted earnings per share increased 13% to $1.54 in the current year’s first six months as compared to diluted earnings per share of $1.36 in last year’s six months.

Fiscal 2008 Guidance

The Company now projects that earnings per share for the fiscal year ending March 31, 2008 will be in a range of $3.10 to $3.20 as compared to prior guidance of a range of $3.05 to $3.15. This guidance excludes the $70 million, equal to $0.15 per share net of tax, licensing charge made in connection with the Microbia agreement, as it was not included in the prior guidance. Research and development spending is expected to be approximately $530 million excluding the $70 million licensing charge.

Howard Solomon, Chairman and Chief Executive Officer of Forest, commented: "During the quarter we concluded arrangements with our co-partner Daiichi Sankyo for the launch of Azor™, which is occurring this month. In addition, we expect nebivolol to be approved this quarter with a launch scheduled for the fiscal fourth quarter. Both products, with income benefits extending beyond 2012, should soon begin to contribute to earnings. We also expect to file the new drug application for milnacipran this quarter. In addition to the new product launches our core product sales continue to grow and our development pipeline has also advanced. In addition to the results we just announced for RGH-188 for schizophrenia, we expect to see clinical data on five additional later stage studies during the coming year.

During the quarter we announced a collaboration with Microbia for the co-development and co-marketing of linaclotide, for chronic constipation and constipation predominant irritable bowel syndrome. We believe this is a promising novel compound that may offer a much needed therapy for this very large and underserved market. Linaclotide, which has already concluded small Phase II studies, is presently being studied in larger Phase II studies with results expected during the first half of 2008."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company’s website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until October 31, 2007 at both websites and also by dialing 1-800-642-1687 (US investors) or +1-706-645-9291 (international investors) passcode 19769552.

About Forest Laboratories and Its Products

Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl-D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil-hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

*Benicar is a registered trademark of Daiichi Sankyo, and Campral is a registered trademark of Merck Santé s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.

Except for the historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and on Form 10-Q for the period ended June 30, 2007.

Source: Forest Laboratories, Inc.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(In thousands, except per share amounts)	Three Months Ended September 30,		Six Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Net sales	$842,337	$778,676	$1,684,953	$1,537,444
Contract revenue	50,313	48,909	103,690	91,571
Interest income	24,932	19,100	51,670	33,753
Other income	1,378	290	6,921	545
Net revenues	918,960	846,975	1,847,234	1,663,313

Costs and expenses: Cost of goods sold	189,992	185,098	376,232	360,783
Selling, general and administrative	280,439	259,008	541,767	503,391
Research and development	170,738	93,752	307,646	232,834
	641,169	537,858	1,225,645	1,097,008

Income before income tax expense	277,791	309,117	621,589	566,305

Income tax expense	52,547	68,006	128,183	124,587

Net income	$225,244	$241,111	$ 493,406	$ 441,718
	=======	=======	========	========

Net income per share:

Basic	$0.71	$0.76	$1.55	$1.38
	====	====	====	====
Diluted	$0.71	$0.75	$1.54	$1.36
	====	====	====	====
Weighted average number of shares outstanding:

Basic	315,510	317,809	317,534	319,623
	======	======	======	======
Diluted	316,852	322,581	319,375	324,256
	======	======	======	======